As filed with the Securities and Exchange Commission on November 12, 2013

Registration No. 333-160199

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-4

on FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TWO HARBORS INVESTMENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	27-0312904
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 1400

Minnetonka, MN 55305

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rebecca B. Sandberg

General Counsel

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 1400

Minnetonka, MN 55305

(612) 629-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Stephen Quinlivan, Esq.

Leonard, Street and Deinard Professional Association

150 South Fifth Street, Suite 2300

Minneapolis, Minnesota 55402

(612) 335-1500

Approximate date of commencement of proposed sale to the public:  Not applicable. Removal from registration the securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

In accordance with the undertaking of Two Harbors Investment Corp. (the “Company”) set forth in its Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (File No. 333-160199) (the “Registration Statement”) relating to the registration of 33,249,000 shares of the Company’s common stock, par value $0.01 per share, issuable upon exercise of the Company’s warrants (the “Common Stock”) by the selling stockholders named therein, the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister the Common Stock that has not been sold.

The Company is deregistering the Common Stock because pursuant to the terms of the warrant agreement governing the warrants, the warrants expired at 5:00 p.m. EST on November 7, 2013.  As a result of the expiration of the warrants, the Company has terminated all offerings of the Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on November 12, 2013.

Two Harbors Investment Corp.

By:	/s/ Thomas Siering
Name: Thomas Siering
Title: Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Signature	Title	Date

/s/ Thomas Siering	Chief Executive Officer, President, and Director	November 12, 2013
Thomas Siering	(Principal Executive Officer)

/s/ Brad Farrell	Chief Financial Officer and Treasurer	November 12, 2013
Brad Farrell	(Principal Accounting and Financial Officer)